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                                                                  EXHIBIT 10.8.2


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made effective as of the 25th day of May, 1999, between CAMERON ASHLEY BUILDING PRODUCTS, INC. (the "Company") and WALTER J. MURATORI, a resident of the State of Texas("Executive").

                                   BACKGROUND

         Executive has been employed by the Company and its subsidiary, Ashley Aluminum, LLC (formerly Ashley Aluminum, Inc.) ("Ashley") pursuant to an Employment Agreement dated September 1, 1996 (the "Prior Agreement") as President of the Company and President and Chief Executive Officer of Ashley. The Board of Directors of the Company desires to modify, renew and extend the employment relationship with Executive, and Executive desires to continue employment on the terms and conditions set forth below. This Agreement will amend, replace and supersede the Prior Agreement.

                                   AGREEMENT

         In consideration of the continued employment of Executive by the Company, the premises, and the mutual agreements hereinafter set forth, the parties agree:

         1. Definitions. The following terms used herein shall have the definitions set forth below:

                  (a) "Business" or "Business of the Company" means the business of distributing patio and screen enclosure products, vinyl and aluminum building products, windows, fascia, soffit, fasteners, and other exterior building products and roll forming aluminum building products.

                  (b) "Cause" means conduct amounting to fraud or dishonesty against the Company; Executive's willful violation of Sections 2(a) or (b) hereof, or any of the Company's work rules or policies or repeated absences from work without a reasonable excuse, if the Board of Directors of the Parent notifies Executive of such violation or absence in writing and Executive fails to cure such violation or absenteeism within five (5) days after written notice has been given, provided that written notice relating to such violation or absenteeism shall only be given once as it relates to a particular manner of conduct; intoxication with alcohol or drugs while on Company business during regular business hours; a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty against the Company; or Executive's failure to observe the requirements of Sections 2(c), 5 or 6 hereof.

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                  (c) "Disability" means (i) the inability of Executive to
perform the duties of Executive's employment due to physical or emotional incapacity or illness, where such inability is expected to be a long-continued and indefinite duration or (ii) Executive shall be entitled to (x) disability retirement benefits under the federal Social Security Act or (y) recover benefits under any long-term disability plan or policy maintained by the Company. In the event of a dispute, the determination of Disability shall be made by the Board of Directors of the Company and shall be supported by advice of a physician competent in the area to which such Disability relates.

                  (d) "Effective Date" means the date set forth above.

         2.       Terms of Engagement; Duties

                  (a) The Company hereby employs Executive, commencing on the Effective Date, and Executive hereby accepts employment by the Company subject to the terms and conditions hereof. Executive is engaged initially with the title and functions of Vice Chairman, President and Chief Operating Officer of the Company. Executive shall report to and shall perform the duties assigned by the Board of Directors of the Company from time to time, and as are provided in the Bylaws of the Company. At all times during the term of this Agreement, the Executive shall be employed as a senior executive of the Company with appropriate and commensurate title, rank and status and Executive shall retain the president position of any division or unit of the Company in the future that contains substantially all of the assets of the Company as are held by the Company on the Effective Date.

                  (b) Throughout the term of this Agreement, Executive shall:

                             (i) devote all of Executive's business effort, time, energy, and skill (reasonable vacations and reasonable absences due to illness excepted) to the duties assigned by the Board of Directors of the Company;

                             (ii) faithfully, loyally, and industriously perform such duties, subject to the control and supervision of the Board of Directors of the Company; and

                             (iii) diligently follow and implement all management policies and decisions of the Company that are communicated to Executive.

                  (c) During the term of this Agreement, Executive shall not be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage that is contrary to the provisions of Section 2(b)(i) above; provided, however, that this restriction shall not be construed as preventing Executive from (i) investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor or (ii) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time five (5%) percent or more of the equity securities of any corporation engaged in a business competitive to that of the Company.


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         3.       Compensation. In consideration of the services rendered by
Executive pursuant to this Agreement, the Company shall provide the following:

                  (a) A base salary of Three Hundred Forty Thousand Dollars ($340,000) per annum (the "Base Salary") which Base Salary will be reviewed periodically and may be increased by the Company from time to time. The Base Salary shall be paid in accordance with the Company's standard payroll practices in effect from time to time, and shall be subject to such deductions and withholdings as are required by law or by policies of the Company.

                  (b) Executive shall be eligible to be considered for an annual cash performance bonus, which may consist of an amount of up to one hundred percent (100%) of the Base Salary in the applicable year based on the attainment of performance objectives established by the Board of Directors of the Company in good faith and Executive's contributions to the attainment of those objectives, and shall be in such amount and payable in such manner and on such terms as are determined by the Board of Directors of the Company. Nothing contained in this subsection (b) shall obligate the Company to pay a bonus to Executive, unless the Board of Directors of the Company determines to award such a bonus to Executive.

                  (c) The right to participate in any insurance plans maintained by the Company from time to time to the extent that Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate, and such other fringe benefits as are provided to the other senior management employees of the Company, provided that the Company shall not be required to adopt or continue any insurance plans or fringe benefits.

                  (d) Reimbursement for all business reasonable expenses authorized by the Company and incurred by Executive in connection with the Business of the Company (including car allowance) subject to compliance with the expense reimbursement policies established by the Company and in sufficient detail to comply with Internal Revenue Service Regulations.

                  (e) A grant, as of the Effective Date, of a number of options to purchase Common Stock of the Company determined in accordance with the Company's Long Term Incentive Compensation Program and issued under the existing Stock Incentive Plans of the Company. The exercise price of such options shall be determined by the formula established by the Board of Directors under such Program. Such options will have a term of ten years and will vest in one-fourth increments over four years from the date of grant.

                  (f) Executive shall be eligible for annual grants of additional options to purchase Common Stock of the Company under the Company's Long Term Incentive Compensation Program.

                  (g) The remuneration and benefits set forth in this Section 3 shall be the only compensation payable to Executive with respect to his employment hereunder, and Executive shall not be entitled to receive any compensation in addition to that set forth in this Section 3 for any services rendered by him in any capacity to the Company or any affiliated corporation unless agreed to in writing by the Company or such affiliated corporation.


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         4.       Term and Termination of this Agreement. The term of
employment of Executive pursuant to this Agreement shall commence on the Effective Date and shall continue for a term of four (4) years, or until sooner terminated as provided herein.

                  (a)      Executive's employment hereunder may be terminated:

                           (i)      Upon the death or Disability of Executive;

                           (ii)     By the Company, immediately for Cause;

                           (iii)    By Executive upon ninety (90) days prior
                                          written notice to the Company;

                           (iv)     By Company immediately upon written notice
                                          to Executive; or

                           (v) By mutual agreement between Executive and the Company.

                  (b) Except as set forth below, upon termination of Executive's employment hereunder pursuant to this Section 4, the Company shall have no further obligation to Executive or his personal representative with respect to remuneration due under this Agreement, except for Base Salary earned but unpaid at date of termination, provided however, Executive's covenants in Sections 5 and 6 of this Agreement shall survive the termination of Executive's employment hereunder. Upon termination of Executive's employment hereunder pursuant to Section 4(a)(iv) above, Executive shall be entitled to receive severance pay (the "Severance Amount") consisting of an amount equal to (i) the then current annualized Base Salary plus (ii) the average of the annual bonus actually paid to or accrued for Executive hereunder for the two (2) most recent fiscal years of the Company ending prior to the date of termination, paid together over a period of twelve (12) months in accordance with the Company's standard payroll practices in effect at the time of termination. If Executive elects to continue coverage on the Company's health plan upon termination of employment pursuant to Section 4(a)(iv) above, the Company will pay the monthly premiums for the first twelve months of the eligible continuation period or until Executive obtains employment and has satisfied any necessary waiting periods under the new employer's health plan, whichever is sooner. It is understood that Executive's coverage under the Company's disability, accidental death or dismemberment and group life insurance plans cease as of the date of termination. If Executive fails to observe the requirements of Sections 5 or 6 hereof, then the Company shall have no obligation to pay any portion of the Severance Amount remaining unpaid to Executive.

         5.       Ownership, Non-Disclosure, and Non-Use of Trade Secrets.

                  (a) The following terms used in this Section 5 shall have the definitions set forth below:


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                          (i) "Excluded Information" means any data or
         information that is a Trade Secret hereunder (1) that has been voluntarily disclosed to the public by the Company or has become generally known to the public (except where such public disclosure has been made by or through the Executive or by a third person or entity with the knowledge of the Executive without authorization by the Company); (2) that has been independently developed and disclosed by parties other than the Executive or the Company to the Executive or to the public generally without a breach of any obligation of confidentiality by any such person running directly or indirectly to the Company; or (3) that otherwise enters the public domain through lawful means.

                          (ii) "Trade Secrets" means information which derives economic value, actual or potential, from not being generally known and not being readily ascertainable to other persons who can obtain economic value from its disclosure or use and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Trade Secrets may include either technical or non-technical data, including without limitation, (1) any useful process, machine, chemical formula, composition of matter, or other device which (A) is new or which Executive has a reasonable basis to believe may be new, (B) is being used or studied by the Company and is not described in a printed patent or in any literature already published and distributed externally by the Company, and (C) is not readily ascertainable from inspection of a product of the Company; (2) any engineering, technical, or product specifications including those of features used in any current product of the Company or to be used, or the use of which is contemplated, in a future product of the Company; (3) any application, operating system, communication system, or other computer software (whether in source or object code) and all flow charts, algorithms, coding sheets, routines, subroutines, compilers, assemblers, design concepts, test data, documentation, or manuals related thereto, whether or not copyrighted, patented or patentable, related to or used in the Business of the Company; or (4) information concerning the customers, suppliers, products, pricing strategies of the Company, personnel assignments and policies of the Company, or matters concerning the financial affairs and management of the Company or any parent, subsidiary, or affiliate of the Company; provided however, that Trade Secrets shall not include any Excluded Information.

                  (b) Executive acknowledges and agrees that all Trade Secrets, and all physical embodiments thereof, are confidential to and shall be and remain the sole and exclusive property of the Company and that any Trade Secrets produced by the Executive during the period of Executive's employment by the Company shall be considered "work for hire" as such term is defined in 17 U.S.C. Section 101, the ownership and copyright of which shall be vested solely in the Company. Executive agrees (i) immediately to disclose to the Company all Trade Secrets developed in whole or part by Executive during the term of Executive's's employment by the Company, and (ii) at the request and expense of the Company, to do all things and sign all documents or instruments reasonably necessary in the opinion of the Company to eliminate any ambiguity as to the rights of the Company in such Trade Secrets including, without limitation, providing to the Company Executive's full cooperation in any litigation or other proceeding to establish, protect, or obtain such rights. Upon request by the Company, and in any event upon termination of Executive's employment by the Company for any reason, Executive shall promptly deliver to the Company all


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property belonging to the Company including, without limitation, all Trade
Secrets (and all embodiments thereof) then in Executive's custody, control or possession.

                  (c) Executive agrees that all Trade Secrets of the Company received or developed by Executive as a result of Executive's employment with the Company will be held in trust and strictest confidence, that Executive will protect such Trade Secrets from disclosure, and that Executive will make no use of such Trade Secrets, except in connection with Executive's employment hereunder, without the Company's prior written consent. The obligations of confidentiality contained in this Agreement will apply during Executive's employment by the Company and (i) with respect to all Trade Secrets consisting of scientific or technical data, at any and all times after expiration or termination (for whatever reason) of such employment; and (ii) with respect to all other Trade Secrets, for a period of two (2) years after such expiration or termination, unless a longer period of protection is provided by law.

         6.       Noncompete; Nonsolicitation Covenants.

                  (a) The following terms used in this Section 6 shall have the definitions set forth below:

                             (i) "Affiliate" means any person or entity directly or indirectly controlling, controlled by, or under common control with Executive. As used herein, the word "control" means the power to direct the management and affairs of a person.

                             (ii) "Area" means all of North America.

                             (iii) "Competing Enterprise" means any person or any business organization of whatever form, engaged directly or indirectly within the Area in the Business of the Company.

                  (b) Executive covenants that Executive shall, during the term of this Agreement and for a period of one (1) year following the termination, for whatever reason, of Executive's employment by the Company, observe the following separate and independent covenants:

                             (i) Neither Executive nor any Affiliate will, without the prior written consent of the Company, within the Area, either directly or indirectly, (A) become financially interested in a Competing Enterprise (other than as a holder of less than five percent of the outstanding voting securities of any entity whose voting securities are listed on a national securities exchange or quoted by the National Association of Securities Dealers, Inc. automated quotation system), or (B) engage in or be employed by any Competing Enterprise as a consultant, officer, director, or executive or managerial employee.

                             (ii) Neither Executive nor any Affiliate will, without the prior written consent of the Company, either directly or indirectly, on Executive's own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any Competing Enterprise within the Area, any person or entity


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         whose account with the Company was serviced by or under Executive's direction or supervision during the term of this Agreement.

                             (iii) Neither Executive nor any Affiliate will, without the Company's prior written consent, either directly or indirectly, on Executive's own behalf or in the service or on behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, to any Competing Enterprise, any person employed by the Company, whether or not such employee is a full-time or a temporary employee of the Company and whether or not such employment is pursuant to written agreement and whether or not such employment is at will.

         7. Remedies. Executive acknowledges and agrees that the Company is engaged in the Business of the Company in and throughout the Area, and that by virtue of the training, duties, and responsibilities attendant with Executive's employment by the Company and the special knowledge of the business and operations of the Company that Executive will have as a consequence of Executive's employment by the Company, great loss and irreparable damage would be suffered by the Company if the Executive should breach or violate any of the terms or provisions of the covenants and agreements set forth herein. Executive further acknowledges and agrees that each such covenant and agreement is reasonably necessary to protect and preserve the interest of the Company. Therefore, in addition to all the remedies provided at law or in equity, Executive agrees and consents that the Company shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of any of the covenants or agreements of Executive contained herein. The existence of any claim, demand, action or cause of action of Executive against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements herein whether predicated upon this Agreement or otherwise, and shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.

         8.       General Provisions.

                  (a) In the event that any one or more of the provisions, or parts of any provisions, contained in the Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. Specifically, but without limiting the foregoing in any way, each of the covenants of the parties to this Agreement contained herein shall be deemed and shall be construed as a separate and independent covenant and should any part or provision of any of such covenants be held or declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other covenant of the parties not held or declared invalid.

                  (b) This Agreement and the rights and obligations of the Company hereunder may be assigned by the Company to any subsidiary of or successor to the Company, and shall inure to the benefit of, shall be binding upon, and shall be enforceable by any such assignee, provided that any such assignee shall agree to assume and be bound by this Agreement. This Agreement and the rights and obligations of Executive hereunder may not be assigned by Executive.


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                  (c) The waiver by the Company of any breach of this Agreement by Executive shall not be effective unless in writing, and no such waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

                  (d) This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Texas. The parties agree that any appropriate state court located in Dallas County, Texas or any Federal Court located in Dallas, Texas shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

                  (e) This Agreement embodies the entire agreement of the parties relating to the employment of Executive by the Company. No amendment or modification of this Agreement shall be valid or binding upon the Company or Executive unless made in writing and signed by the parties. All prior understandings and agreements relating to the employment of Executive by the Company (including the Prior Agreement) are hereby expressly terminated and superseded.

                  (f) Any notice, request, demand, or other communication required to be given hereunder shall be made in writing and shall be deemed to have been fully given if personally delivered or if mailed by United States Mail, certified or registered, postage prepaid, to the parties at the following addresses (or at such other addresses as shall be given in writing by any party to the other party hereto):

                  If to Executive:

                           Walter J. Muratori
                           5445 Caruth Haven #426
                           Dallas, TX 75225

                  If to Company:

                           Cameron Ashley Building Products, Inc.
                           11651 Plano Road
                           Dallas, TX 765243


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                  (g) This Agreement may be executed in two or more
counterparts, each of which shall be deemed to be an original, and it shall not be necessary for the same counterpart of this agreement be signed by all of the undersigned in order for the agreements set forth herein to be binding upon all of the undersigned in accordance with the terms hereof.

         IN WITNESS WHEREOF, the Company and Executive have each executed and delivered this Agreement as of the date first above written.

                                    COMPANY:

                                    CAMERON ASHLEY BUILDING PRODUCTS, INC.

                                    By: /s/ John S. Davis
                                        ---------------------------------
                                        John S. Davis, Vice President &
                                        General Counsel

                                    EXECUTIVE:

                                        /s/ Walter J. Muratori
                                    --------------------------------------
                                        Walter J. Muratori


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